Exhibit 3.2
Execution Version
CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MAV HOLDING CORPORATION
Mav Holding Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:
1.This Certificate of Amendment amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on December 3, 2021 (the “Certificate of Incorporation”).
2.Section “FIRST” of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
FIRST: The name of the corporation (hereinafter sometimes referred to as the “Corporation”) is:
McGraw Hill, Inc.
3.The amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
4.All other provisions of the Certificate of Incorporation shall remain in full force and effect.
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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to its Amended and Restated Certificate of Incorporation to be duly executed as of October 13, 2022.

MAV HOLDING CORPORATION

By:	/s/ Barbara Velasco
Name: Title:	Barbara Velasco Assistant Secretary
[Signature Page to Certificate of Amendment to
Amended and Restated Certificate of Incorporation]